================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1
     (b) (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. __)*





                          Entropic Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    29384R105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 6, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]    Rule 13d-1(b)
     [_]    Rule 13d-1(c)
     [X]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

===================                                          ===================
CUSIP NO. 29384R105                   13G                    PAGE 2 OF 13 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       CMEA Ventures Information Technology II, L.P.
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            7,521,121
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        7,521,121
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       7,521,121
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       11.1%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 2 of 13 pages

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CUSIP NO. 29384R105                   13G                    PAGE 3 OF 13 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       CMEA Ventures Information Technology II, Civil Law Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Germany
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            7,521,121
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        7,521,121
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       7,521,121
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       11.1%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 3 of 13 pages

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CUSIP NO. 29384R105                   13G                    PAGE 4 OF 13 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       CMEA Ventures IT Management II, L.P.
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            7,521,121
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        7,521,121
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       7,521,121
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       11.1%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 4 of 13 pages

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CUSIP NO. 29384R105                   13G                    PAGE 5 OF 13 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Thomas R. Baruch
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        51,076
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            7,572,197
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               51,076
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        7,572,197
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       7,572,197
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       11.2%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 5 of 13 pages

===================                                          ===================
CUSIP NO. 29384R105                   13G                    PAGE 6 OF 13 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       James F. Watson
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            7,521,121
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        7,521,121
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       7,521,121
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       11.1%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 6 of 13 pages

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CUSIP NO. 29384R105                   13G                    PAGE 7 OF 13 PAGES
===================                                          ===================

ITEM 1(A).   NAME OF ISSUER:
             --------------

             Entropic Communications, Inc. (the "Issuer").

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             -----------------------------------------------

             9276 Scranton Road
             Suite 200
             San Diego, CA 92121

ITEM 2(A).   NAME OF PERSONS FILING:
             ----------------------

             This statement is filed by: (1) CMEA Ventures Information Technology II, L.P. ("CMEA IV"); (2) CMEA Ventures Information Technology II, Civil Law Partnership ("CMEA IV Parallel"); (3) CMEA Ventures IT Management II, L.P., which is the sole general partner and managing partner of CMEA IV and CMEA IV Parallel, respectively ("CMEA IV Management"); (4) Thomas R. Baruch ("Baruch"), a member of the Issuer's board of directors; and (5) James F. Watson ("Watson"). Each of Baruch and Watson are general partners of CMEA IV Management. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively referred to as the "Reporting Persons."

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
             -----------------------------------------------------------

             The principal address for CMEA IV, CMEA IV Parallel, CMEA IV Management, Baruch and Watson is One Embarcadero Center, Suite 3250, San Francisco, CA 94111-3600.

ITEM 2(C).   CITIZENSHIP:
             -----------

             CMEA IV and CMEA IV Management are limited partnerships organized under the laws of the state of Delaware, United States. CMEA IV Parallel is a civil law partnership organized under the laws of the country of Germany. Each of Baruch and Watson is a citizen of the United States.

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:
             ----------------------------

             Common Stock, $0.001 par value per share (the "Common Stock").

ITEM 2(E).   CUSIP NUMBER: 29384R105
             ------------

                               Page 7 of 13 pages

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CUSIP NO. 29384R105                   13G                    PAGE 8 OF 13 PAGES
===================                                          ===================

ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B)
             -----------------------------------------------------------------
             OR (C), CHECK WHETHER THE PERSON FILING IS A:
             --------------------------------------------

             Not applicable.

ITEM 4.      OWNERSHIP.
             ---------

             (a) Amount Beneficially Owned:

             CMEA IV is the record owner of 6,682,427 shares of Common Stock as of December 31, 2007 and CMEA IV Parallel is the record owner of 838,694 shares of Common Stock as of December 31, 2007 (together, the "CMEA IV Shares"). By virtue of their relationship as affiliated limited partnerships whose general partner and managing partner is CMEA IV Management, CMEA IV and CMEA IV Parallel may each be deemed to share the power to direct the disposition and vote all of the CMEA IV Shares. As the sole general partner and managing partner of CMEA IV and CMEA IV Parallel, CMEA IV Management may be deemed to own beneficially the CMEA IV Shares. As the individual general partners of CMEA IV Management, Baruch and Watson likewise may be deemed to own beneficially the CMEA IV Shares.

             As of December 31, 2007, Baruch individually owns options to purchase 51,076 shares of Common Stock exercisable within 60 days (the "Baruch Shares"). Accordingly, Baruch may be deemed to be the beneficial owner of the Baruch Shares in addition to the CMEA IV Shares, for a total of 7,572,197 shares of Common Stock.

             (b) Percent of Class:

             See Line 11 of cover sheets. The percentages set forth on the cover sheets are calculated based on 67,614,775 shares of Common Stock reported to be outstanding as of December 6, 2007 in the Issuer's most recently filed Form S-1/A as filed with the SEC on December 6, 2007, as adjusted pursuant to Rule 13d-3(d)(1).

             (c) Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote: See line 5 of cover sheets.

                 (ii) shared power to vote or to direct the vote: See line 6 of cover sheets.

                 (iii) sole power to dispose or to direct the disposition:
                       See line 7 of cover sheets.

                 (iv)  shared power to dispose or to direct the disposition:
                       See line 8 of cover sheets.

             Each Reporting Person disclaims beneficial ownership of such shares of Common Stock, except for the shares, if any, such Reporting Person holds of record.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable.

                               Page 8 of 13 pages

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CUSIP NO. 29384R105                   13G                    PAGE 9 OF 13 PAGES
===================                                          ===================

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
             ---------------------------------------------------------------

             Not applicable.

ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
             ------------------------------------------------------------------
             THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR
             ---------------------------------------------------------------
             CONTROL PERSON.
             --------------

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
             ---------------------------------------------------------

             Not applicable. The Reporting Persons expressly disclaim membership in a group as used in Rule 13d-5(b).

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.
             ------------------------------

             Not applicable.

ITEM 10.     CERTIFICATION.
             -------------

             Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).





                               Page 9 of 13 pages

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CUSIP NO. 29384R105                   13G                    PAGE 10 OF 13 PAGES
===================                                          ===================

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  February 1, 2008




CMEA VENTURES INFORMATION TECHNOLOGY II, L.P.

By: CMEA Ventures IT Management II, L.P., its General Partner


By:      /s/ Thomas R. Baruch
         --------------------------------------------
         Name:    Thomas R. Baruch
         Title:  General Partner



CMEA VENTURES INFORMATION TECHNOLOGY II, CIVIL LAW PARTNERSHIP

By: CMEA Ventures IT Management II, L.P., its General Partner


By:      /s/ Thomas R. Baruch
         --------------------------------------------
         Name:    Thomas R. Baruch
         Title:  General Partner



CMEA VENTURES IT MANAGEMENT II, L.P.


By:      /s/ Thomas R. Baruch
         --------------------------------------------
         Name:    Thomas R. Baruch
         Title:  General Partner



                               Page 10 of 13 pages

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CUSIP NO. 29384R105                   13G                    PAGE 11 OF 13 PAGES
===================                                          ===================


/s/ Thomas R. Baruch
--------------------------------------------
Thomas R. Baruch



/s/ James F. Watson
--------------------------------------------
James F. Watson


























                               Page 11 of 13 pages

===================                                          ===================
CUSIP NO. 29384R105                   13G                    PAGE 12 OF 13 PAGES
===================                                          ===================

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Entropic Communications, Inc.

EXECUTED as a sealed instrument this 1st day of February, 2008.


CMEA VENTURES INFORMATION TECHNOLOGY II, L.P.

By: CMEA Ventures IT Management II, L.P., its General Partner


By:      /s/ Thomas R. Baruch
         --------------------------------------------
         Name:    Thomas R. Baruch
         Title:  General Partner



CMEA VENTURES INFORMATION TECHNOLOGY II, CIVIL LAW PARTNERSHIP

By: CMEA Ventures IT Management II, L.P., its General Partner


By:      /s/ Thomas R. Baruch
         --------------------------------------------
         Name:    Thomas R. Baruch
         Title:  General Partner



CMEA VENTURES IT MANAGEMENT II, L.P.


By:      /s/ Thomas R. Baruch
         --------------------------------------------
         Name:    Thomas R. Baruch
         Title:  General Partner




                               Page 12 of 13 pages

===================                                          ===================
CUSIP NO. 29384R105                   13G                    PAGE 13 OF 13 PAGES
===================                                          ===================






/s/ Thomas R. Baruch
--------------------------------------------
Thomas R. Baruch



/s/ James F. Watson
--------------------------------------------
James F. Watson



















                               Page 13 of 13 pages